Exhibit 10.1

AMENDMENT NO. 2 TO LOAN and security AGREEMENT

This Amendment No. 2 to Loan and Security Agreement (“Amendment”) is made on May 7, 2013 (“Amendment No. 2 Effective Date”) between Biolase, Inc., a Delaware corporation (“Borrower”) and Comerica Bank, a Texas banking association, (“Bank”).

Borrower and Bank entered into a Loan and Security Agreement dated May 24, 2012, as amended by Amendment No. 1 to Loan and Security Agreement dated August 6, 2012 (“Loan Agreement”) providing terms and conditions governing certain loans and other credit accommodations extended by Bank to Borrower (“Obligations”).  Borrower and Bank have agreed to amend the terms of the Loan Agreement as provided in this Amendment.

Accordingly, Borrower and Bank agree as follows:

1. Capitalized Terms. In this Amendment, capitalized terms that are used without separate definition shall have the meanings given to them in the Loan Agreement.

2. Amendments. The Loan Agreement is amended as follows:

(a) Section 2.3(a) is amended to read in its entirety as follows:

“(a)  Interest Rates – Advances.  Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding daily balance thereof, as set forth in the Prime Referenced Rate Addendum attached hereto as Exhibit F (“Rate Addendum”).”

(b) Section 6.7 is amended to read in its entirety as follows:

“6.7 Financial Covenants. Borrower shall maintain the following financial ratios and covenants:

(a)  Liquidity Ratio.  As of the end of each month, commencing with May 31, 2012, a ratio of (i) cash plus Eligible Accounts plus Eligible Ex-Im Accounts plus Inventory Reliance Amount to (ii) the outstanding principal amount of the Obligations, at not less than 1.25:1.00.  For this purpose, “Inventory Reliance Amount” means, on any date of determination, the sum of (1) the amount determined under part (b) of the Borrowing Base (being the portion attributable to Eligible Inventory) plus (2) the amount available to be borrowed under the Ex-Im Facility Loans based upon Eligible Export-Related Inventory as defined in the Ex-Im Facility Documents.

“(b)  EBITDA.  As of the end of each fiscal quarter, commencing with the fiscal quarter ending March 31, 2013, an EBITDA of not less than the amount set forth below for the applicable measurement date, measured in each case for the three (3) months then-ending:

Measurement Date	Minimum EBITDA
March 31, 2013	–$2,500,000.00
June 30, 2013	–$500,000.00
September 30, 2013	+$750,000.00
December 31, 2013	+$1,900,000.00
March 31, 2014 and thereafter	[to be determined as follows]

For each fiscal quarter ending on or after March 31, 2014, Bank shall establish an EBITDA measurement based upon Borrower’s Board of Directors-approved financial and business projections and budget, sales projections, and operating plans for the fiscal year ending December 31, 2014 (“2013 Plan”), which 2014 Plan shall be delivered to Bank no later than November 30, 2013, and shall be reasonably satisfactory to Bank.”

(c) The following terms which are defined in Exhibit A are given the following amended definitions:

“Borrowing Base” means an amount equal to:

(a) Eighty percent (80.0%) of Eligible Accounts plus

(b) the least of the following:

(i) Fifty percent (50.0%) of Eligible Inventory, or

(ii)  $2,500,000.00 for any consecutive 30 day period in any fiscal quarter (“Higher Limit Period”), and $1,500,000.00 at all other times, provided that there is at least 30 days between each Higher Limit Period, or

(iii) the amount determined under clause (a);

as each of the foregoing is determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower.

“Ex-Im Facility Documents” means the Ex-Im Facility Letter Agreement, the Loan Authorization Notice, the Borrower Agreement, and Economic Impact Certification, each dated as of May 24, 2012, and the $4,000,000 Master Revolving Note dated May ___, 2013.

“Revolving Line” means a Credit Extension of up to Six Million and 00/100 Dollars ($6,000,000.00).

“Revolving Maturity Date” means May 1, 2014.

(d) Exhibit D (the form of Borrowing Base Certificate) is amended entirely to be in the form of attached Amended Exhibit D.

(e) Exhibit E (the form of Compliance Certificate) is amended entirely to be in the form of attached Amended Exhibit E.

(f) Exhibit F (the Daily Adjusting LIBOR Rate Addendum) is replaced entirely with attached Amended Exhibit F -- Prime Referenced Rate Addendum to Loan and Security Agreement.

3. Representations. Borrower represents and agrees that:

(a)  Except as expressly modified in this Amendment, (i) the representations and warranties set forth in the Loan Agreement and in each of the Loan Documents remain true and correct in all respects, except to the extent that they expressly speak as of a specific prior date, and (ii) the covenants set forth in the Loan Agreement continue to be satisfied in all respects, and are legal, valid and binding obligations with the same force and effect as if entirely restated in this Amendment.

(b)  When executed, this Amendment will be a duly authorized, legal, valid, and binding obligation of Borrower enforceable in accordance with its terms, and will not conflict with or violate any of Borrower’s organization documents or any agreement, instrument, law, or order to which Borrower or any material portion of its assets is subject or bound.

(c)  The corporate resolutions delivered to Bank on or about May 24, 2012 remain in full force and effect, have not been amended, repealed or rescinded in any respect and may continue to be relied upon by Bank until written notice to the contrary is received by Bank, the officers named therein continue to hold those offices, and Borrower continues to be in good standing under the laws of the State of Delaware.

(d)  Except for events or conditions for which Bank has given or is concurrently giving its written waiver, no Event of Default exists or has occurred and is continuing uncured or unwaived as of the Effective Date.

4. Conditions Precedent. The effectiveness of this Amendment is subject to Bank’s receipt of or Borrower’s satisfaction of all of the following:

(a) this Amendment;

(b) execution and delivery by the Guarantors of the Acknowledgement and Consent of Guarantors as set forth below;

(c) payment of a facility fee of $30,000.00 in connection the Revolving Line; and

(d) such other documents and completion of such other matters as Bank may reasonably deem necessary or appropriate.

5.  No Other Changes.  Except as specifically provided in this Amendment, it does not vary the terms and provisions of any Loan Documents.  This Amendment shall not impair the rights, remedies, and security given in and by the Loan Documents.  The terms of this Amendment shall control any conflict between its terms and those of the Loan Agreement.

6. Ratification. Except for the modifications under this Amendment, the parties ratify and confirm the Loan Agreement and the Loan Documents and agree that they remain in full force and effect.

7.  Further Modification; No Reliance.  This Amendment may be altered or modified only by written instrument duly executed by Borrower and Bank.  In executing this Amendment, Borrower is not relying on any promise or commitment of Bank that is not in writing signed by Bank.  This Amendment shall not be more strictly construed against any one of the parties as compared to any other.

8. Successors and Assigns. This Amendment shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

9.  Governing Law.  The parties agree that the terms and provisions of this Amendment shall be governed by and construed in accordance with the internal laws of the State of California, without regard to principles of conflicts of law.

10.  No Defenses.  Borrower acknowledges, confirms, and warrants to Bank that as of the date hereof Borrower has absolutely no defenses, claims, rights of set-off, or counterclaims against Bank under, arising out of, or in connection with, this Amendment, the Loan Agreement, the Loan Documents and/or the individual advances under the Indebtedness, or against any of the indebtedness evidenced or secured thereby.

11.  Expenses.  Borrower shall promptly pay all reasonable and actually incurred out-of-pocket fees, costs, charges, expenses, and disbursements of Bank incurred in connection with the preparation, execution, and delivery of this Amendment, and the other documents contemplated by this Amendment.

12.Counterparts. This Amendment may be executed in one or more counterparts, and by separate parties on separate counterparts, all of which shall constitute one and the same agreement.

This Amendment No. 2 to Loan and Security Agreement is executed and delivered as of the Amendment No. 2 Effective Date.

Comerica Bank By: /s/ Lake T. McGuire Name: Lake T. McGuire Title: Vice President	Biolase, Inc. By: /s/ Frederick D. Furry Name: Frederick D. Furry Title: Chief Financial Officer